Michael A. Pignatella Vice President, Chief Legal Officer Retirement Strategies Law Department
The Prudential Insurance Company of America 280 Trumbull Street, Hartford, CT 06103 Tel 860-534-3557, Fax 860-534-8885 michael.pignatella@prudential.com
April 14, 2022

The Prudential Insurance Company of America
751 Broad Street
Newark, New Jersey 07102-3714

Ladies and Gentlemen:

This opinion is furnished in connection with the filing of this Post-Effective Amendment No. 33 to Registration Statement No. 333-23271 (“PEA No. 33”), filed on form N-4 under the Securities Act of 1933 for The Prudential Insurance Company of America’s variable deferred annuity contract (“Contract”). The Prudential Discovery Select Group Variable Contract Account issues the Contract.

As an attorney for The Prudential Insurance Company of America (“Prudential”), I provide legal advice to Prudential in connection with the operation of its variable products. In this role, I am familiar with the PEA No. 33 for the Contract.

I am also responsible for oversight of the preparation of the SEC Registration Statement filings for the registration of certain variable annuity contracts under the Securities Act of 1933, which are supported by the Account.

I am of the following opinion:

(1)	Prudential is a valid corporation, organized and operating under the laws of the state of New Jersey and is subject to regulation by the New Jersey Commissioner of Insurance.

(2)	The Account has been duly created and validly exists as a separate account pursuant to the aforesaid provisions of New Jersey law.

(3)	The portion of the assets held in the Account equal to the reserve and other liabilities for variable benefits under the variable annuity contracts is not chargeable with liabilities arising out of any other business Prudential may conduct.

(4)	Assuming that the variable annuity contracts are issued in accordance with their terms, and that any necessary payment for the contracts is received by Prudential, the variable annuity contracts are legally issued and are valid and binding obligations of Prudential.

In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,
/s/ Michael A.Pignatella, Esq.
Michael A. Pignatella, Esq.
Vice President and Corporate Counsel